UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2006

Archon Corporation

(Exact name of registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4336 Losee Road, Suite 5, North Las Vegas, Nevada	89030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 732-9120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2006, Sahara Las Vegas Corp. (“Sahara Las Vegas”), a Nevada corporation and subsidiary of Archon Corporation (the “Company”), entered into an Option Agreement (the “Agreement”) between Sahara Las Vegas and LVTI LLC, a Delaware limited liability company (“LVTI”). Pursuant to the Agreement, Sahara Las Vegas granted to LVTI an option (the “Option”) to purchase an approximately 27 acre parcel of real property located on Las Vegas Boulevard South (the “Property”) or, alternatively, Sahara Las Vegas’ membership interest in a limited liability company that may be formed and into which the Property would be contributed. The purchase price to be paid by LVTI for purchase of the Property or the membership interest in LVT LLC is $450,000,000.00. LVTI paid an initial deposit of $5,000,000.00 on June 27, 2006, which is refundable to LVTI if it terminates the Agreement within a 30-day diligence period ending on July 24, 2006, a second deposit of $40,000,000.00 on or before the later of (1) September 22, 2006 and (2) the date Archon delivers a Notice of Archon Mailing confirming that Archon has mailed an Information Statement related to the transactions contemplated by the Agreement to its stockholders, and additional monthly payments of $2,193,750.00 in each month commencing on the 13th calendar month following the date the second deposit is paid until the closing of the exercise of the Option. Upon exercise of the Option, the initial deposit and the second deposit will be credited against the total purchase price. The Agreement provides for certain adjustments to the purchase price if certain easements are entered into with respect to the Property prior to the closing. The Option may be exercised by LVTI at any time between the last day of the 12th calendar month and the last day of the 18th calendar month following the date on which the second deposit is paid; provided that the option term may be extended by up to 30 days if Sahara Las Vegas does not give written notice to LVTI of the option term expiration as required by the Agreement. The first and second deposits and any additional monthly payments paid to Sahara Las Vegas prior to termination of the Agreement will be retained by Sahara Las Vegas upon a termination of the Agreement without exercise of the option, except under certain circumstances specified in the Agreement.

The obligations of Sahara Las Vegas and LVTI to consummate the transactions contemplated by the Agreement are subject to the satisfaction or waiver of customary closing conditions.

The Company has guaranteed the obligations of Sahara Las Vegas under the Agreement.

The holders of more than 75% of the Company’s outstanding shares of common stock, including Paul W. Lowden, President and Chief Executive Officer of the Company and holder of more that 74% of the outstanding common stock, have approved the Agreement and the transactions contemplated thereby. No other stockholder approval is required in connection with the transaction. The Company will file an information statement with respect to the transactions contemplated by the Agreement with the Securities and Exchange Commission (the “SEC”) and will mail the information statement to its stockholders. Stockholders and investors are urged to read the information statement regarding the transaction when it becomes available because it will contain important information. Stockholders and investors may obtain a free copy of the information statement (when available) and other related documents filed by the Company with the SEC at their website at www.sec.gov.

A copy of the Agreement is filed as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Option Agreement by and between Sahara Las Vegas Corp., a Nevada corporation, and LVTI LLC, a Delaware limited liability company dated June 24, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Archon Corporation
(Registrant)
Date June 29, 2006
/s/ Paul W. Lowden
(Signature)
Paul W. Lowden, President and Chief Executive Officer

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